Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-206466 and 333-259774) of Mercurity Fintech Holding Inc. (the “Company”) of our report dated April 25, 2023, with respect to the consolidated financial statements of the Company for the year ended December 31, 2022, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Onestop Assurance PAC

Singapore

April 25, 2023